Exhibit 16.1

July 10, 2026

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Holtec Nuclear Corporation’s statements pursuant to Item 304 of Regulation S-K captioned “Change in Auditor” included in its Form S-1 filed on July 10, 2026, and we agree with such statements concerning our firm.

/s/ RSM US LLP